Exhibit 10.2

Execution Version

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made effective as of February 3, 2009 (the “Effective Date”) by and between NexMed Inc., a Nevada corporation (“NexMed”), and Warner Chilcott Company, Inc., a Puerto Rico corporation (“Warner”).  NexMed and Warner are each hereinafter referred to individually as a “Party” and together as the “Parties.” Capitalized terms that are used and not defined in this Agreement shall have their respective meanings set forth in the Purchase Agreement (as defined below).

WHEREAS, the Parties have entered into an Asset Purchase Agreement dated as of February 3, 2009 (the “Purchase Agreement”) pursuant to which Warner will purchase the Purchased Assets (as defined in the Purchase Agreement) from NexMed;

WHEREAS, NexMed is retaining certain Licensed Patents (as defined below) and Licensed Know-How (as defined below) that is necessary to or useful for exploiting the Purchased Assets; and

WHEREAS, the Purchase Agreement contemplates that the Parties shall enter into this Agreement simultaneously with the Closing.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
Definitions

Section 1.01 Definitions.  The following initially capitalized terms, as used herein, have the following meanings:

“Affiliate” means any corporation, firm, limited liability company, partnership or other entity that controls or is controlled by or is under common control with a Party to this Agreement.  For purposes of this Section, “control” means ownership, directly or indirectly through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a person or entity controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or otherwise has the ability to direct the affairs or operations of such person.

“ANDA Product” means a product that is the subject of an Abbreviated New Drug Application, as defined under 21 U.S.C. § 355(j), filed by a Third Party with the FDA, for which the Licensed Product is the reference listed drug.

“API” means alprostadil.

“Approval” means, with respect to any Licensed Product, approval from the FDA (as hereafter defined) for the marketing, use and sale of the Licensed Product in the Territory.

“Competing Product” means any Third Party pharmaceutical product for use in the Field, including any ANDA Product.

“Confidential Information” means with respect to a Party all trade secrets, processes, formulae, data, know-how, improvements, inventions, chemical materials, assays, techniques, marketing plans, strategies, customer lists, or other information that has been created, discovered, or developed by such Party, or has otherwise become known to such Party, or to which rights have been assigned or licensed to such Party, as well as any other information and materials that are deemed confidential or proprietary to or by such Party (including all information and materials of such Party’s customers and any other Third Party and their consultants), in each case that are disclosed by such Party to the receiving Party, whether orally, visually, in writing or by way of any other media, whether before or after the Effective Date of this Agreement, that if disclosed in tangible form is marked “confidential,” or if disclosure is not in tangible form, the disclosing Party has notified the receiving Party at the time of disclosure that such disclosure is confidential and summarized such disclosure in writing, marking the summary “confidential” and submitting it to the receiving Party (or, if applicable, to such of the receiving Party’s Affiliates or sublicensees to whom disclosure has been made) within thirty (30) days of the disclosure.  Confidential Information shall not include any such information, data or materials to the extent that the receiving Party can demonstrate that such information, (a) as of the date of disclosure is known to the receiving Party or its Affiliates other than by virtue of a prior confidential disclosure to the receiving Party or its Affiliates; (b) as of the date of disclosure is, or subsequently becomes, publicly known, through no fault or omission of the receiving Party or its Affiliates; (c) is obtained from a Third Party having a lawful right to make such disclosure free from any obligation of confidentiality to the disclosing Party; or (d) is independently developed by or for the receiving Party or its Affiliates without reference to or reliance upon any Confidential Information of the disclosing Party.

“Control” or “Controlled” means, with respect to any Technology or Patents, the ownership thereof or the possession by a Party of rights under such Technology or Patents sufficient to permit it to grant licenses or sublicenses to such Technology or Patents as provided for herein, in each case without violating the terms of any legally binding agreements between a Party and any Third Party in existence as of the Effective Date.

“Development” or “Develop” means, with respect to a Licensed Product, all clinical and other development activities undertaken to obtain Approval of such Licensed Product in accordance with this Agreement.  When used as a verb, “Developing” means to engage in Development and “Developed” shall have a corresponding meaning.

“FDA” means the United States Food and Drug Administration and any successor agency or authority thereto.

“Field” means the topical treatment of male erectile dysfunction.

“Licensed Know-How” means all Technology that is Controlled by NexMed that is necessary or useful for Warner to Develop, make, use or sell the Licensed Product in the Territory other than the Transferred Technology.

“Licensed Patents” means the Patents that are Controlled by NexMed that are necessary or useful for Warner to Develop, make, use or sell the Licensed Product in the Territory other than the Transferred Technology, including the Patents set forth on Schedule A.

“Licensed Product” means any form or dosage of a pharmaceutical product for use in the Field that contains API as an active ingredient.

“Licensed Trademark” means the trademark set forth on Schedule B.

“OTC Product” shall mean a Licensed Product for sale over-the-counter.

“Patents” means all rights arising under patents or patent applications (including any patents issuing therefrom), as well as any substitutions, continuations, continuations-in-part, divisionals and all reissues, renewals, reexaminations, extensions, supplementary protection certificates, confirmations, revalidations, registrations or patents of addition in connection with any of the foregoing.

“Sublicensee” means any Third Party or Affiliate of Warner to whom Warner grants a Sublicense of the rights granted to Warner under this Agreement, as provided under Section 2.02.

“Technology” means, whether or not patentable, any and all proprietary ideas, inventions, discoveries, trade secrets, processes, formulae, data, know-how, improvements, inventions, chemical materials, assays, techniques, marketing plans, strategies, customer lists, biologic materials, results, designs, specifications, methods, formulations, ideas, technical information (including structural and functional information), process information, pre-clinical information, clinical information, any and all proprietary biological, chemical, pharmacological, toxicological, pre-clinical, clinical, assay, control and manufacturing data and materials or other information.

“Territory” means the United States of America, including its possessions and territories.

“Third Party” means any Person other than Warner, NexMed and their respective Affiliates.

Section 1.02 Additional Definitions.  Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Controlling Party	Section 4.03
Effective Date	Preamble
NexMed	Preamble
OTC Commercialization Notice	2.05
Party	Preamble
Parties	Preamble
Patent Challenge	6.04
Purchase Agreement	Recitals
Permeation Invention	Section 4.01
Term	6.01
Terminating Party	6.03
Warner	Preamble

Section 1.03 Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  When the words “not to be unreasonably withheld” are used in this Agreement, they shall be deemed to be followed by the phrase “, conditioned or delayed”, whether or not they are in fact followed by that phrase or a phrase of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law” or “laws” shall be deemed to include any and all Applicable Law.

ARTICLE 2
Grant Of Rights

Section 2.01 License To Warner.  Subject to the terms and conditions of this Agreement, NexMed, on behalf of itself and its Affiliates, hereby grants to Warner:

(a)           a perpetual, exclusive (even as to NexMed and its Affiliates but subject to Section 5.03 of the Purchase Agreement), fully transferable, fully sublicensable, royalty-free, fully paid-up license under the Licensed Patents and Licensed Know-How to Develop, have Developed, make, have made, use, have used, sell, distribute for sale, have distributed for sale, offer for sale, have sold, import or have imported Licensed Products in the Field in the Territory; and

(b)           a perpetual, exclusive (even as to NexMed and its Affiliates but subject to Section 5.03 of the Purchase Agreement), fully transferable, fully sublicensable, royalty-free, fully paid-up license under the Licensed Trademark solely in connection with the Development, manufacture and commercialization the Licensed Product in the Field in the Territory.

Section 2.02  Right to Sublicense.  Warner shall have the right to grant sublicenses under the exclusive licenses granted pursuant to Section 2.01.  In connection with the grant of any permitted sublicense hereunder, Warner shall ensure that each of its Affiliates and Sublicensees accepts and complies with all of the terms and conditions of this Agreement as if such Affiliates or Sublicensees were a party to this Agreement and Warner shall guarantee and remain obligated for the performance (or failure of performance) of any Affiliate or Sublicensee hereunder.

Section 2.03  Retained Rights.  Except as expressly provided hereunder, NexMed and its Affiliates reserve all other rights in and to the Licensed Know-How, Licensed Patents and Licensed Trademark, including retaining all rights to the Licensed Trademark outside the Territory.  Notwithstanding anything else contained herein to the contrary, NexMed and its Affiliates at all times reserve such rights under the Licensed Know-How and Licensed Patents as is necessary to allow NexMed and its Affiliates to Develop, manufacture and supply Licensed Products outside the Territory.

Section 2.04  Right of Reference.  Each Party and its Affiliates will, upon reasonable request, provide the other Party and its Affiliates, its licensees and sublicensees with access to and a right to reference and use any filings with the FDA related to the Licensed Product including drug master files.

Section 2.05  OTC Product.  If at any time during the Term, Warner determines in good faith that it is reasonably likely that an OTC Product could be (i) manufactured under a commercially viable manufacturing process and (ii) sold in compliance with Applicable Law, then Warner shall notify NexMed within ninety (90) days of such determination whether it intends to Develop and commercialize such OTC Product (such notice, the “OTC Commercialization Notice”).  Following delivery of an OTC Commercialization Notice reflecting Warner’s intent to Develop and commercialize an OTC Product, the parties shall promptly determine in good faith the fair market value of such OTC Product and Warner shall promptly pay to NexMed an amount equal to such fair market value; provided that if the Parties cannot agree on such fair market value, an independent valuation expert reasonably acceptable to both Parties shall be retained to determine such value.  Notwithstanding the foregoing, if Warner fails to provide the OTC Commercialization Notice within the period described in this Section 2.05 or such notice reflects a determination not to Develop and Commercialize the OTC Product, the rights granted to Warner to Develop and commercialize the OTC Product in the Field and in the Territory under this Agreement shall revert to NexMed and NexMed shall thereafter have the unencumbered right to grant one or more Third Parties the right to Develop and commercialize the OTC Product (it being understood that nothing in this Section 2.05 shall in any way limit the rights granted to Warner pursuant to Section 2.01 with respect to any prescription pharmaceutical product included in the Licensed Products).

Section 2.06  Licensed Trademark.  The Licensed Trademark shall be used by Warner only pursuant to the terms of this Agreement to identify and in connection with the marketing and sale of Licensed Product in the Field in the Territory, and shall not be used by Warner to identify or in connection with the marketing of any other products.  Warner shall comply with NexMed’s trademark guidelines and specifications as provided to Warner on the Effective Date as may be reasonably amended from time to time by NexMed upon reasonable prior written notice to Warner (it being understood Warner shall be free to utilize any existing inventories containing the Licensed Trademark prior to the amendment of such guidelines or specifications) in connection with its use of the Licensed Trademark in all promotional materials, advertisements, packaging, labeling and trade dress.  Warner agrees to use the Licensed Trademark with the necessary trademark designations, and shall use the Licensed Trademark in a manner that does not derogate from NexMed’s and its Affiliates’ rights in the Licensed Trademark.  Warner agrees that it will take no action that will interfere or diminish NexMed’s or its Affiliates’ rights in the Licensed Trademark.  Warner agrees that all use of the Licensed Trademark will inure to the benefit of NexMed and its Affiliates.  The Licensed Trademark shall be owned by NexMed or its Affiliates and, upon the request of NexMed, Warner agrees to assign any rights (other than the rights granted hereunder) it may have in the Licensed Trademark to NexMed.  Warner shall have no rights under this Agreement in or to the Licensed Trademark or the goodwill pertaining thereto except as specifically provided herein.

ARTICLE 3
Treatment Of Confidential Information

Section 3.01  Confidentiality Obligations.  Each of NexMed and Warner agree that during the Term and for ten (10) years thereafter, it will keep confidential, and will cause its employees, consultants, Affiliates, agents, subcontractors, and Sublicensees to keep confidential, all Confidential Information of the other Party.  Neither NexMed nor Warner nor any of their employees, consultants, Affiliates, agents, subcontractors, or Sublicensees shall use Confidential Information of the other Party for any purpose whatsoever other than exercising any rights granted to it or reserved by it hereunder.  Without limiting the foregoing, each Party may disclose information to the extent such disclosure is reasonably necessary to (a) file and prosecute patent applications and/or maintain patents which are filed or prosecuted in accordance with the provisions of this Agreement, or (b) file, prosecute or defend litigation in accordance with the provisions of this Agreement or (c) comply with Applicable Law; provided, however, that if a Party is required to make any such disclosure of the other Party’s Confidential Information in connection with any of the foregoing, it will give reasonable advance notice to the other Party of such disclosure requirement and will use reasonable efforts to assist such other Party in efforts to secure confidential treatment of such information required to be disclosed.

Section 3.02  Limited Disclosure And Use. NexMed and Warner each agree that any disclosure of the other Party’s Confidential Information to any of its employees, consultants, Affiliates, agents, subcontractors, or sublicensees shall be made only if and to the extent necessary to carry out its rights and responsibilities under this Agreement, shall be limited to the maximum extent possible consistent with such rights and responsibilities, and shall only be made to the extent any such Persons are bound by confidentiality obligations to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement.  Neither Party shall disclose or transfer the other Party’s Confidential Information to any Third Parties under any circumstance without the prior written approval from the other Party, except as otherwise required by Applicable Law, and except as otherwise expressly permitted by this Agreement. Each Party shall take such action, and shall cause its employees, consultants, Affiliates, agents, subcontractors, and sublicensees to take such action, to preserve the confidentiality of the other Party’s Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information.  In connection with the termination of this Agreement, upon the request of the other Party, each Party will return all the Confidential Information disclosed or transferred to it by the other Party pursuant to this Agreement, including all copies and extracts of documents and all manifestations of Confidential Information in any form, within sixty (60) days of such request; provided however, that a Party may retain (a) any Confidential Information of the other Party relating to any license which expressly survives such termination and (b) one (1) copy of all other Confidential Information in inactive archives solely for the purpose of maintaining a record of information and materials deemed to be Confidential Information hereunder.

Section 3.03  Publicity.  Neither Party may publicly disclose the existence or terms or any other matter of fact regarding this Agreement without the prior written consent of the other Party; provided, however, that either Party may make such a disclosure (a) to the extent required by Applicable Law or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded, or (b) to any actual or prospective sublicensees, investors, lenders, other financing sources, acquirors, or companies being acquired by such Party who are obligated to keep such information confidential.  The Party desiring to make any such public announcement or disclosure shall inform the other Party of the proposed announcement or disclosure in reasonably sufficient time prior to public release and shall provide the other Party with a written copy thereof.  Each Party shall cooperate fully with the other with respect to all disclosures regarding this Agreement to the Securities Exchange Commission and any other Governmental Authority, including requests for confidential treatment of proprietary information of either Party included in such disclosure.

ARTICLE 4
Ownership of Inventions, Enforcement and Defense of Claims

Section 4.01  Ownership of Permeation Inventions.  In the event that an invention, improvement, discovery, data and/or other Technology is conceived solely by or on behalf of Warner or made jointly by employees, agents and consultants of Warner and NexMed, and is a discovery, invention, improvement or new use of the Licensed Know-How or permeation enhancing excipient technology that is derived from the Licensed Know-How (a “Permeation Invention”), such Permeation Invention shall be the sole and exclusive property of NexMed, and Warner agrees to assign, and hereby does assign, its entire right, title and interest in and to such Permeation Invention to NexMed.  Thereafter, all assigned Permeation Inventions shall be part of the “Licensed Know-How” under this Agreement.

Section 4.02  Notice Of Infringement.  If, during the Term, either Party learns of any actual, alleged or threatened infringement by a Third Party of any Licensed Patents in the Field in the Territory, such Party shall notify the other Party within fifteen (15) days of becoming aware of such infringement and shall provide such other Party with available evidence of such infringement.

Section 4.03  Infringement Of Licensed Patents or Licensed Know-How.  In the event any actual, alleged or threatened infringement, misappropriation or violation of the Licensed Patents or the Licensed Know-How in the Territory relating to any Competing Product including ancillary invalidity claims that occurs at such time that there is no product approved for sale in the Territory covered by a claim in a Licensed Patent or that uses Licensed Know-How, other than the Product marketed by Warner, its Affiliates or Sublicensees pursuant to Section 2.01; then Warner shall be deemed to be the “Controlling Party” for purposes of this Section 4.03.  Otherwise, NexMed shall be deemed to be the “Controlling Party”.  The Controlling Party shall have the first right (but not the obligation), at its own expense and with legal counsel of its own choice, to institute, prosecute and control any action, suit or proceeding (or take other appropriate legal action) against any actual, alleged or threatened infringement, misappropriation or violation of the Licensed Patents or the Licensed Know-How in the Territory relating to any Competing Product including ancillary invalidity claims. The non-Controlling Party shall have the right, at its own expense, to be represented in any such action, suit or proceeding brought by the Controlling Party by counsel of the non-Controlling Party’s own choice; provided, however, that under no circumstances shall the foregoing affect the right of the Controlling Party to control the action, suit or proceeding as described in the third sentence of this Section 4.03.  Notwithstanding the foregoing, neither Party shall settle, compromise or otherwise resolve any such action, suit or proceeding that (i) in the case of a settlement by NexMed, materially restricts or waives rights under the Licensed Patents or Licensed Know-How granted to Warner hereunder and (ii) in the case of a settlement by Warner, materially restricts or waives any rights under the Licensed Patents or Licensed Know-How, in each case without the prior written consent of the other Party which consent shall not be unreasonably withheld, conditioned or delayed.  If the Controlling Party does not file any action, suit or proceeding against any such infringement, misappropriation or violation within six (6) months after the earliest of notice under Section 4.02, or a written request from the non-Controlling Party to take action with respect to such infringement, misappropriation or violation, then the non-Controlling Party shall have the right (but not the obligation), at its own expense, to bring an action, suit or proceeding (or take other appropriate legal action) against such actual, alleged or threatened infringement, misappropriation or violation with legal counsel of its own choice, but shall not be permitted to settle, compromise or otherwise resolve any such suit without the prior written consent of the Controlling Party, which consent shall not be unreasonably withheld, conditioned or delayed.  Any damages, monetary awards or other amounts recovered by a Party, whether by judgment or settlement, pursuant to any suit, proceeding or other legal action taken under this Section 4.03, shall be applied as follows:

(a)           first, to reimburse the Parties for their respective out-of- pocket costs and expenses (including reasonable attorneys’ fees and costs) incurred in prosecuting such enforcement action; and

(b)           second, any remaining balance shall be retained by or paid to the Party bringing such suit, proceeding or action; provided that in all cases Warner shall be entitled to any portion of such remaining balance that represent compensation for lost sales, royalty or profits with respect to the Product.

Section 4.04  Joinder; Cooperation. If a Party brings any such action, suit or proceeding hereunder, the other Party hereby consents to be joined as a plaintiff if necessary to prosecute such action, suit or proceeding, and to give the Party bringing such action, suit or proceeding reasonable assistance and authority to file and prosecute the action, suit or proceeding; provided, however, that neither Party shall be required to transfer any right, title or interest in or to any property to the other Party or any Third Party to confer standing on such other Party hereunder.

Section 4.05  Trademark Maintenance and Enforcement. From the Effective Date and during the Term, Warner shall establish, maintain and enforce the Licensed Trademark in the Territory.  In the event that either Party becomes aware of any infringement of the Licensed Trademark by a Third Party in the Territory, such Party shall promptly notify the other Party and the Parties shall consult with each other in good faith with respect thereto and shall jointly determine how to proceed with respect to such infringement, including by the institution of legal proceedings against such Third Party.

Section 4.06  Defense of Claims.  In the event that any action, suit or proceeding is brought against NexMed or Warner or any Affiliate or Sublicensee of either Party alleging the infringement of the Patents, Know-How or intellectual property rights of a Third Party by reason of the Development, manufacture, use, sale, importation or offer for sale of a Licensed Product in the Territory then Warner shall indemnify, defend and hold NexMed, its Affiliates and their respective directors, officers, employees, stockholders and agents and their respective successors, heirs and assigns harmless in accordance with the indemnification provisions of the Purchase Agreement.

ARTICLE 5
Disclaimer Of Warranties; Claims

Section 5.01  Disclaimer Of Warranties.  EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THE PURCHASE AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

Section 5.02  Claims.  Any and all direct claims between the Parties or brought by a Third Party against either Party arising out of, based upon or relating to this Agreement, including any breaches hereunder, shall be handled in accordance with and subject to Article 6 of the Purchase Agreement.

ARTICLE 6
Term And Termination

Section 6.01  Term; Expiration. This Agreement shall commence on the Effective Date and shall continue unless terminated as provided herein (the “Term”).

Section 6.02  Termination for Breach. Other than as provided in Section 6.03 or Section 6.04, Nexmed may terminate this Agreement only if (i) Warner breaches ARTICLE 3, (ii) Warner fails to cure such breach within sixty (60) days written notice by Nexmed; and (iii) such breach causes or is likely to cause a material adverse impact on Nexmed’s patent rights or business; and (iv) termination of this Agreement is the only appropriate remedy for such breach.

Section 6.03  Termination for Other Causes.  Either Party (the “Terminating Party”) shall have the right to terminate this Agreement immediately upon written notice, (i) if the other Party shall file a petition in bankruptcy, or if an involuntary petition in bankruptcy shall be filed against the other Party and such petition shall not be dismissed within sixty (60) days, or if a receiver or guardian has been appointed for the other Party, or (ii) upon the dissolution, termination of existence or insolvency of the other Party.

Section 6.04  Patent Challenge.  NexMed will be permitted to terminate this Agreement by written notice effective upon receipt if Warner or its Affiliates directly, or indirectly through assistance granted to a Third Party, commence any interference or opposition proceeding, challenge the validity or enforceability of (other than in defense of an action for infringement of a Patent Controlled by Warner), or oppose any extension of or the grant of a supplementary protection certificate with respect to, any Licensed Patent (each such action, a “Patent Challenge”).  Warner will include provisions in all agreements granting sublicenses of Warner’s rights hereunder providing that if the Sublicensee or its Affiliates undertake a Patent Challenge with respect to any Licensed Patent under which the sublicensee is sublicensed, Warner will be permitted to terminate such sublicense agreement.  If a sublicensee of Warner (or an Affiliate of such sublicensee) undertakes a Patent Challenge of any such Licensed Patent under which such Sublicensee is sublicensed, then Warner upon receipt of notice from NexMed of such Patent Challenge will terminate the applicable sublicense agreement.  If Warner fails to so terminate such sublicense agreement, NexMed may terminate Warner’s right to sublicense and any sublicenses previously granted to such sublicensee shall automatically terminate.  In connection with such sublicense termination, Warner shall cooperate with NexMed’s reasonable requests to cause such a terminated sublicensee to discontinue activities with respect to the Licensed Product.

Section 6.05  Additional Termination Right of Warner.  Warner shall also have the right to terminate this Agreement, for any reason and without cause upon not less than sixty (60) days prior written notice to Nexmed.

Section 6.06  Effect of Termination.  Upon termination of this Agreement or any right or license pursuant to Section 6.02 through Section 6.05, the rights and obligations of the Parties hereunder, and all licenses granted to Warner hereunder shall immediately cease.

Section 6.07  Surviving Provisions.  Notwithstanding any provision herein to the contrary, the rights and obligations of the Parties set forth in Section 6.06, and Section 7.04 and ARTICLE 3 as well as any rights or obligations otherwise accrued hereunder, shall survive the expiration or termination of the Term for any reason.

ARTICLE 7
Miscellaneous

Section 7.01  Jurisdiction. The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the District of New Jersey or any New Jersey State court, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New Jersey, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.

Section 7.02  Notification. All notices, requests and other communications hereunder shall be in writing, shall be addressed to the receiving Party’s address set forth below or to such other address as a Party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by facsimile transmission (to be followed with written confirmation by the delivering Party), (iii) sent by private courier service providing evidence of receipt, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.  The addresses and other contact information for the Parties are as follows:

If to NexMed:	NexMed, Inc. 89 Twin Rivers Drive East Windsor, NJ 08520 Attn: Chief Financial Officer Fax: (609) 426-9116
With a copy to:	Morgan, Lewis & Bockius LLP 502 Carnegie Center Princeton, New Jersey 08540 Attn: David G. Glazer Fax: (609) 919-6701
If to Warner:	Warner Chilcott Company, Inc. PO Box 1005 Fajardo, Puerto Rico 00738 Attn: Director, Business Management Fax: (787) 863 5355
With a copy to:	Warner Chilcott (US), LLC 100 Enterprise Drive Rockaway, New Jersey 07866 Attn: General Counsel Fax: (973) 442-3310

All notices, requests and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving Party at the address of such Party set forth above, (ii) if made by facsimile transmission, at the time that receipt thereof has been acknowledged by the recipient, (iii) if sent by private courier, on the day such notice is delivered to the recipient, or (iv) if sent by registered or certified mail, on the fifth (5th) business day following the day such mailing is made.

Section 7.03  Language.  This Agreement has been prepared in the English language and the English language shall control its interpretation.

Section 7.04  Governing Law.  This Agreement will be construed, interpreted and applied in accordance with the laws of the State of New Jersey, excluding its body of law controlling conflicts of law.

Section 7.05  Entire Agreement.  This Agreement, together with the Purchase Agreement and the Ancillary Agreements, is the entire Agreement between the Parties with respect to the subject matter hereof and supersedes all prior representations, understandings and agreements between the Parties with respect to the subject matter hereof.

Section 7.06  Amendment.  No modification to this Agreement shall be effective unless in writing with specific reference to this Agreement and signed by the Parties.

Section 7.07  Waiver.  The terms or conditions of this Agreement may be waived only by a written instrument executed by the Party waiving compliance.  The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same.  No waiver by either Party of any condition or term shall be deemed as a continuing waiver of such condition or term or of another condition or term.

Section 7.08  Headings.  Section and subsection headings are inserted for convenience of reference only and do not form part of this Agreement.

Section 7.09  Assignment.  Warner may transfer or assign this Agreement to an Affiliate or a Third Party without the consent of NexMed.  NexMed may not transfer or assign this Agreement or any of the Licensed Patents to any Third Party without the written consent of Warner; except that NexMed may transfer or assign this Agreement or any of the Licensed Patents without such consent to an entity that (i) agrees in writing that it will not market in the Field a product that is covered by a claim in a Licensed Patent or (ii) acquires all or substantially all of the capital stock, business or assets of NexMed (whether by merger, reorganization, acquisition, sale or otherwise) and which entity agrees in writing to be bound by the terms and conditions of this Agreement.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 7.10  Construction.  The Parties hereto acknowledge and agree that:  (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.  Neither Party shall challenge the validity or enforceability of the terms, conditions, obligations and covenants hereunder.

Section 7.11  Severability.  If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under Applicable Law from time to time in effect, it is the intention of the Parties that the remainder of this Agreement shall not be affected thereby provided that a Party’s rights under this Agreement are not materially affected.  The Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid, illegal or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

Section 7.12  Status.  Nothing in this Agreement is intended or shall be deemed to constitute a partner, agency, employer-employee, or joint venture relationship between the Parties.

Section 7.13  Section 365(n).  All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined in Section 101 of such Code.

Section 7.14  Further Assurances.  Each Party agrees to execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

Section 7.15  Counterparts.  This Agreement may be executed simultaneously in one or more counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party.  Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns.

Section 7.16  Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.  All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar taxes, levies, charges and fees incurred in connection with the transactions contemplated by this Agreement shall be borne by Warner.

Section 7.17  WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.18  Specific Performance.  The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts referred to in Section 7.01, in addition to any other remedy to which they are entitled under Applicable Law or in equity.

Section 7.19  Fulfillment of Obligations.  Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representative.

WARNER CHILCOTT COMPANY, INC.

By:	/s/ Max Torres

Name:	Max Torres

Title:	Senior Director

NEXMED INC.

By:	/s/ Vivian Liu

Name:	Vivian Liu

Title:	President & CEO

SIGNATURE PAGE TO THE LICENSE AGREEMENT

SCHEDULE A
Licensed Patents

	Patent No.	Appln. No.	Filed	Granted	Nominal Expiration Date (Without Term Extension, If Any Applicable)	Title

	5,082,866	07/566,758	14-Aug-1990	21-Jan-1992	21-Jan-2009	Biodegradable Absorption Enhancers

NMD-102	6,046,244	08/964,509	5-Nov-1997	April 4, 2000	5-Nov-2017	Topical Compositions For Prostaglandin E1 Delivery

NMD-107	6,118,020	09/314,571	19-May-1999	12-Sep-2000	19-May-2019	Cystalline Salts Of Dodecyl 2-(N, N-Dimethylamino)-Propionate

NMD-110	6,224,573	09/232,360	15-Jan-1999	May 1, 2001	15-Jan-2019	Medicament Dispenser

NMD-113	6,414,028	09/542,668	4-Apr-2000	July 2, 2002	5-Nov-2017	Topical Compositions Containing Prostaglandin E1

NMD-125	6,841,574	10/336,481	3-Jan-2003	11-Jan-2005	3-Jan-2023	Topical Stabilized Prostaglandin E Compound Dosage Forms

SCHEDULE B
Licensed Trademark

U.S. Registration No. 2,801,021 ACCUDOSE, for medical devices, namely, single-use dispensers for semi-solid pharmaceuticals.